Exhibit 10.3
SoundBite Communications, Inc.
Change in Control Agreement
May 1, 2009
Mr. James A. Milton
2508 Beacon Crest Drive
Plano, Texas 75093
Dear Jim:
     This change in control agreement (this “Agreement”) will confirm the terms of certain compensation due to you by SoundBite Communications, Inc. and any successor (the “Company”) in the event of a Change in Control (as defined below) of the Company.
     1. Definitions.
     (a) “Awards” means stock, options, awards and purchase rights granted to you under any of the stock plans or stock option plans of the Company and outstanding immediately before a Change in Control.
     (b) “Cause” means termination of your employment by the Company for either of the following reasons:
(i)	your willful misconduct or gross negligence in the performance of your duties as an employee and officer of the Company (as determined by a majority of the directors of the Company other than, if applicable, you); or

(ii)	your criminal misconduct by you in connection with the performance of your duties as an employee and officer of the Company.
     (c) “Change in Control” means:
(i)	a sale by the Company, whether for cash or securities, of all or substantially all of its assets; or

(ii)	a merger or consolidation of the Company with or into another entity in a transaction where the shares of the Company’s capital stock outstanding immediately prior to the closing of such merger or consolidation represent or are converted into or exchanged for shares that represent less than a majority of the shares of capital stock of the resulting or surviving entity outstanding immediately after the closing of such merger or consolidation.
Notwithstanding the foregoing, the issuance by the Company of its capital stock in an equity financing, either in a private or public transaction, shall not constitute a Change in Control.

     (d) “Employment Event” means:
(i)	the termination of your employment for any reason other than Cause;

(ii)	a substantial reduction in the scope or nature of your responsibilities, duties, authorities, position, powers or reporting structure or relationships in effect immediately prior to a Change in Control (other than for Cause); or

(iii)	the Company moves your place of employment more than 50 miles from the location in effect immediately prior to a Change in Control.
     2. Acceleration of Vesting.
     (a) In the event of the occurrence of a Change in Control, the following percentage of your unvested Awards shall become fully vested and exercisable effective immediately prior to the closing of the Change in Control:

Date of Change in Control	Initial Vesting	Subsequent Vesting
From May 1, 2009 through May 31, 2009	0%	0%
From June 1 through June 30, 2009	4-1/6%	16-2/3%
From July 1 through July 31, 2009	8-1/3%	33-1/3%
From August 1, 2009 through August 31, 2009	12-1/2%	50%
From September 1, 2009 through September 30, 2009	16-2/3%	66-2/3%
From October 1, 2009 through October 31, 2009	20-5/6%	83-1/3%
On or after November 1, 2009	25%	100%
provided that in the event the Company’s board of directors does not, in connection with the Change in Control, make provision for all of the Awards to be assumed, or substantially equivalent Awards to be substituted, by the acquiring, succeeding or surviving corporation (as the case may be), then the percentage of the Awards set forth under “Subsequent Vesting” above opposite the period during which the Change in Control occurred shall become fully vested and exercisable effective immediately prior to the closing of the Change in Control.
     (b) In the event an Employment Event occurs within six months following the closing of a Change in Control, the percentage of the Awards set forth under “Subsequent Vesting” in Section 2(a) above opposite the period during which the Change in Control occurred shall become fully vested and exercisable effective immediately upon the occurrence of the Employment Event.
     3. General.
     (a) Nothing in this Agreement is intended, or shall be construed, to restrict or otherwise limit the Company’s right to terminate your employment with or without Cause and with or without notice. This Agreement is not a guarantee of continued employment, it being understood you are and continue to be employed at will.
     (b) This Agreement shall constitute the sole and entire agreement between the parties with respect to the subject matter hereof, and supersedes and cancels all prior, concurrent and/or contemporaneous arrangements, understandings, agreements and/or discussions, whether written or oral, by or between the parties regarding the subject matter hereof; provided, however, that this Agreement is not intended to, and shall not, supersede, affect, limit, modify or terminate any of the following, all of which shall remain in full force and effect in accordance with their respective terms: (i) any written stock or stock option agreements between you and the Company (except as expressly modified hereby); (ii) the Executive Retention Agreement entered into between the Company and you as of the date hereof; (iii) any written agreements between you and the Company concerning noncompetition, nonsolicitation, inventions and/or nondisclosure obligations; and (iv) any written agreements between you and the Company that do not relate to the subject matter hereof.
     (c) You may not assign any rights or delegate any duties or obligations under this Agreement. The Company shall require its assigns and successors to assume this Agreement and to agree to perform hereunder in the same manner and to the same extent that the Company would be required to perform if no such assignment or succession had taken place. Regardless of whether such an agreement is executed, this Agreement shall inure to the benefit of, and be binding upon, the Company’s respective successors and assigns and your heirs, estate, legatees, executors, administrators, and legal representatives.
     (d) The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles.
     Please indicate your acceptance of this Agreement by signing the enclosed copy of this Agreement and returning it to me.

Very truly yours, SoundBite Communications, Inc.
By:
Chief Operating Officer and
Chief Financial Officer

Accepted and Agreed:
James A. Milton